EXHIBIT 99.2
News December 29, 17:02 Eastern Time


Globalock Corporation Announces Merger with Can/Am Marketing, LLC, a leader in the Inflatable Advertising Industry


PACIFIC PALISADES, Calif., Dec 29, 1999 (BUSINESS WIRE) -- Globalock Corporation (the Company) (OTC BB: GLLK), a publicly traded company, is pleased to announce that the Company has entered into a merger agreement with Can/Am Marketing Group, LLC. Wednesday.

Can/Am Marketing Group, LLC, a California limited liability company ("Can/Am") was organized under the laws of the state of California on May 2, 1997. Can/Am's Articles of Organization provide that Can/Am is to dissolve on or before December 31, 2040. Can/Am's Manager and Chief Executive Officer is Gregg R. Mulholland.

Can/Am operates under the "American Inflatables" tradename. Can/Am was formed to manufacture and market an alternative advertising medium, namely, inflatable blimps and other custom inflatable products. Since inception, Can/Am has sought to develop a strong reputation for high quality inflatable products used for advertising and marketing applications while also seeking to enhance its product design through innovation in raw materials and in manufacturing techniques.

George Todt CEO of Globalock Corporation, said, "We are pleased to enter into this merger with Can/Am Marketing Group, LLC. The new combined company will become a leader in inflatable advertising industry. The Company will change its name to American Inflatables, Inc. and will pursue its acquisition and consolidation strategy in the diverse and fragmented industry and pass over the reigns of the Company to Mr. Gregg Mulholland, the President and Chief Executive Officer Can/Am Marketing LLC."

     For more information, call 310/230-6122.

  Except for historical matter contained herein, the matters discussed in this news release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect the Company's business and prospects and cause actual results to differ materially from these forward-looking statements.


Copyright (C) 1999 Business Wire.  All rights reserved.


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CONTACT:       George Todt, 310/230-6122
               Gregg Mulholland, 949/515-8952